UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2007
DCP Holding Company
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	0-51954 (Commission File Number)	20-1291244 (I.R.S. Employer Identification No.)

100 Crowne Point Place, Sharonville, Ohio (Address of principal executive offices)	45241 (Zip Code)
Registrant’s telephone number, including area code: (513) 554-1100
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sale of Equity Securities
On July 27, 2007, in a private placement exempt from registration under Section 4(2) and Regulation D of the Securities Act of 1933, as amended, the Company sold for cash 100 Class B Common Shares for $555.82 per share. The private placement is being made (i) solely to the Company’s directors, officers, employees and participating dentists without the assistance of any underwriters, brokers or agents, (ii) pursuant to a Confidential Private Placement Memorandum, which incorporates, among other things, the Company’s Form 10-K registration statement and most recent periodic reports and (iii) (a) in the case of the Class B Common Shares, only to participating dentists in the Company’s dental plans, retired participating dentists, or employees, officers and directors of the Company or the Company’s subsidiaries and (b) in the case of the Class A Common Shares, only to persons who do not already own a Class A Common Share who are licensed dentists engaged in the practice of dentistry within the counties of Butler, Clermont, Hamilton and Warren in the State of Ohio and the counties of Boone, Campbell, Kenton and Pendleton in the Commonwealth of Kentucky and who are participating dentists in the Company’s dental plan. In addition, the Company will sell securities in the private placement only to those persons who meet the suitability standards necessary to comply with a Rule 506 private placement and will require potential investors to make representations in a subscription agreement as to their accredited investor status and/or financial sophistication. No underwriting, brokerage, placement agent or similar commissions or discounts has been or will be paid. Pursuant to Item 3.02(b) of Form 8-K the obligation to file this Form 8-K was triggered by the July 2007 sale because since the Company’s last Item 3.02 Form 8-K filing the Company’s sale of 100 Class B Common Shares on July 27, 2007 represents more than 1% of the number of Class B Common Shares outstanding.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP Holding Company
Date: July 31, 2007	/s/ Robert C. Hodgkins, Jr.

Robert C. Hodgkins, Jr.
Vice President and Chief Financial Officer